Exhibit 10.14(b)

AMENDMENT TO EMPLOYMENT AGREEMENT

On this 30th day of September 2009, Horace Mann Educators Corporation, a Delaware Corporation (“Employer”), and Louis G. Lower II (“Employee”), hereby agree as follows:

WHEREAS, the parties previously entered into an Employment Agreement dated December 31, 1999 (“Agreement”), as subsequently amended, which Agreement continues in effect; and

WHEREAS, the parties wish to amend the Agreement to clarify certain terms of Employee’s supplemental pension benefit;

NOW, THEREFORE, the parties hereby agree to the following amendments to the Agreement, the same to be effective the date hereof:

1. Section 4.4 of the Agreement is hereby amended by adding the following new subsections 4.4(e) and 4.4(f):

(e) If Employee dies prior to payment commencement under Section 4.4(b), Employee’s surviving spouse, if any, shall receive a pre-retirement survivor annuity in the amount of Employee’s accrued benefit (as defined in Section 4.4(b)) on the date of Employee’s death, payable in monthly installments commencing on the first day of the month following Employee’s death and continuing until the first day of the month preceding the death of Employee’s surviving spouse. If Employee dies after the occurrence of (i) a separation from service event under Section 4.4(c) or (ii) a transaction event under Section 4.4(d), and either such event occurs before payment of Employee’s (or Employee’s surviving spouse’s, under Section 4.4(d)), actuarially determined present value lump sum benefit due under such of Section 4.4(c) or Section 4.4(d) as applies, such lump sum shall be paid to Employee’s surviving spouse, if any, and if Employee shall not have a surviving spouse, then such lump sum shall be paid to Employee’s estate.

(f) For purposes of determining the actuarial equivalent benefit respecting Employee’s accrued benefit (as defined in Section 4.4(b)) under this Section 4.4, the amount of the joint and 50% survivor annuity that may be payable under Section 4.4(b) and the amount of the present value lump sum that may be payable under Section 4.4(c) or Section 4.4(d) shall be calculated using an interest rate of six percent (6%) per annum and the applicable mortality table, as defined in Section 417(e)(3)(B) of the Internal Revenue Code, specified by the Secretary of the Treasury for the 2008 calendar year.

Except as specifically provided herein, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF the Employer and the Employee have caused this Amendment to Employment Agreement to be executed in their respective names all on the day and year first above written.

EMPLOYER	EMPLOYEE
HORACE MANN EDUCATORS CORPORATION

/s/ Joseph J. Melone	/s/Louis G. Lower
Joseph Melone	Louis G. Lower, II
Chairman of the Board